EXHIBIT 99.1

PRESS RELEASE

For Immediate Release

ACCESS to Extend Leadership in Mobile Device Software with Acquisition of PalmSource

Acquisition broadens ACCESS product portfolio

TOKYO, JAPAN and SUNNYVALE, CA—September 9, 2005 (Tokyo) & September 8, 2005 (Sunnyvale)— ACCESS Co., Ltd., (Tokyo Stock Exchange: 4813), a global provider of mobile content delivery and Internet access software, and PalmSource, Inc. (NASDAQ: PSRC), provider of Palm OS®, a leading operating system powering next generation phones and mobile devices, today announced they have signed a definitive agreement for ACCESS to acquire PalmSource in an all-cash transaction valued at USD $18.50 per share of PalmSource common stock, or approximately USD $324.3 million (approximately ¥35.9 billion). ACCESS’ USD $18.50 per share offer represents an 83% premium for PalmSource stockholders based on the market closing price of USD $10.09 on September 8, 2005.

The acquisition of PalmSource is expected to further extend ACCESS’ leadership as a provider of mobile content delivery and Internet access software for mobile devices worldwide. The combination of Palm OS with ACCESS’ software products is expected to give ACCESS one of the broadest lines of mobile software in the industry, as well as extend its market opportunity.

With this acquisition, ACCESS gains operating system platform expertise and Linux development resources for mobile devices in the U.S., France and China.

“PalmSource is a global leader in mobile device software and the developer of the well known Palm OS operating system,” said Toru Arakawa, CEO of ACCESS. “The PalmSource family of software products which run on over 39 million devices, and the PalmSource community of approximately 400,000 mobile application developers, provide an established worldwide mobile software platform. In addition, PalmSource’s earlier acquisition of China MobileSoft, a developer of Linux technology, provides the foundation to promote Linux-based platforms for mobile devices. By combining ACCESS’ robust NetFront browser platform and its proven business relationships with PalmSource’s advanced operating system, application portfolio, user interface and developer communities, we will be able to produce a comprehensive yet flexible solution for the mobile market.”

“We are very excited about joining forces with ACCESS to help create a leading provider of software for the mobile market, “ said Patrick McVeigh, interim CEO of PalmSource. “We believe the customer and technology synergies of the combined companies will open up new market opportunities for both companies worldwide.”

Ed Colligan, Palm, Inc. president and chief executive officer said, “Palm’s award-winning user experience and application expertise, combined with ACCESS’ leading software development capabilities, will allow us to continue to deliver great products for our customers. ACCESS is currently a software technology partner and we look forward to continuing our strong working relationship to advance the Palm OS® platform.”

The merger agreement has been approved by the board of directors of each of ACCESS Co., Ltd. and PalmSource, Inc. The acquisition is expected to be completed by the end of 2005 calendar year, pending regulatory approval and the approval of PalmSource’s shareholders. PalmSource plans to file a proxy statement with the Securities and Exchange Commission and schedule the date of a special meeting of stockholders to vote on the transaction. Jefferies Broadview, a division of Jefferies & Company, Inc., acted as financial advisor to PalmSource, while Credit Suisse First Boston LLC advised ACCESS on the deal.

About PalmSource

PalmSource, Inc., the company behind Palm OS®, a leading operating system powering smart mobile devices, is a leading developer of software for mobile phones and other mobile devices. Its products include a wide range of software for mobile phones at all price points. More than 39 million mobile phones, handhelds, and other mobile devices run PalmSource software. More than 45 companies worldwide have licenses to PalmSource software, including Fossil, Garmin, GSPDA, Kyocera, Lenovo, Palm, Samsung, Sony, and Symbol Technologies. Palm OS has given rise to a large community of users, enterprises, developers and manufacturers, who together make up the Palm Powered Economy. More information about PalmSource is available at www.palmsource.com, www.palmsource.co.uk, www.palmsource.fr, www.palmsource.de, www.palmsource.com/es and www.palmsource.com.cn

About ACCESS

ACCESS is a global provider of Internet technologies to the mobile and beyond-PC markets. Its NetFront browser, widely recognized as one of the most advanced Internet browsers in the world, is a cornerstone to the company’s vision of enabling Internet access anywhere and on any device. NetFront technologies are delivering full Internet browsing and related services to next-generation mobile devices and consumer electronics ranging from digital TV to automobile telematics. More information about ACCESS is available at: www.access.co.jp, www.access-us-inc.com, http://www.access-sys-eu.com and http://www.accesschina.com.cn

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks relating to the consummation of the contemplated merger, including the risk that required regulatory clearances or stockholder approval might not be obtained in a timely manner or at all. In addition, statements in this press release relating to the expected benefits of the contemplated merger or any other statements regarding Access’ or PalmSource’s expectations, beliefs, or prospects constitute forward looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934. Any statements that are not statements of historical fact, such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions, should also be considered forward-looking statements. All such statements are subject to risks relating to the timing and successful completion of technology and product development efforts, integration of the technologies and businesses of Access and PalmSource, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners and other factors described in the most recent Form 10-K and other periodic reports filed by PalmSource with the Securities and Exchange Commission.

Additional Information and Where to find it

This communication may be deemed to be solicitation material in respect of the proposed acquisition of PalmSource. PalmSource expects to file a Proxy Statement and PalmSource and Access expect to file other relevant documents concerning the transaction with the Securities and Exchange Commission. PALMSOURCE INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ACCESS, PALMSOURCE, THE MERGER AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of these documents through the website maintained by the U.S. Securities and Exchange Commission at http://www.sec.gov. Free copies of the Proxy Statement and these other documents may also be obtained, when they become available, from PalmSource by directing a request through the Investor Relations page of PalmSource’s website at http://www.palmsource.com or by mail to PalmSource, Inc., 1188 East Arques Avenue, Sunnyvale, CA, 94085, Attention: Investor Relations, telephone: (408) 400-3000.

In addition to the Proxy Statement, PalmSource files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by PalmSource at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. PalmSource’s filings with the Commission are also available to the public from commercial document-retrieval services and at the website maintained by the Commission at http://www.sec.gov.

PalmSource and its directors and executive officers may be soliciting proxies from PalmSource stockholders in favor of the adoption of the merger agreement and may be deemed to be participants in PalmSource’s solicitation of proxies.

The directors and executive officers of PalmSource have interests in the merger, some of which may differ from, or may be in addition to, those of PalmSource’s stockholders generally, including the fact that the executive officers of PalmSource may be covered by severance plans or agreements that may be triggered in connection with the merger. Information about the directors and executive officers of PalmSource is set forth in the proxy statement for PalmSource’s 2004 Annual Meeting of Stockholders, which was filed with the SEC on September 23, 2004. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the merger when it becomes available.

Copyright © 2005, ACCESS Co., LTD, and PalmSource, Inc.

ACCESS and NetFront, are trademarks or registered trademarks of ACCESS CO., LTD. in Japan and other countries..

PalmSource, Palm OS, Palm Powered and certain other trademarks and logos are trademarks which are either owned by PalmSource, Inc., or its affiliates or are licensed by PalmSource, Inc., from Palm Trademark Holding

Company, LLC, and which may be registered in the United States, France, Germany, Japan, the United Kingdom and other countries. All other trademarks belong to their respective owners.

For more information from ACCESS:

ACCESS Co., Ltd. US Branch

Manuel Morales

mmorales@access-us-inc.com

For more information from PalmSource:

Maureen O’Connell (media)

maureen.oconnell@palmsource.com

+1.408.400.1543

Brian Siegel (investors)

investor_relations@palmsource.com

+1408.400.1942

4